June 14, 2019

Mr. Darryl R. Marsch
5357 Beacon Hill Drive
Frisco, Texas 75034

Dear Darryl:
This letter agreement (this "Agreement") confirms the terms of the resignation of your employment from Wingstop Inc. (the "Company").
Termination of Employment
1.You are resigning from the Company effective as of June 14, 2019 (the "Resignation Date"). As of the Resignation Date, you will no longer be an employee or officer of the Company, and you hereby resign from any and all employment and managerial positions, boards and officer, director or trustee positions, if any, with the Company as of the Resignation Date. You also hereby agree to execute any other documents reasonably necessary to effectuate such resignations.
2.    You agree and confirm that your resignation is not a "Qualified Termination" as defined in the January 1, 2019 Wingstop Inc. Executive Severance Plan ("Severance Plan") and that you are not entitled to severance or benefits under the Severance Plan or, except as provided in this Agreement, otherwise.
3.    You are hereby advised and encouraged by the Company to consult with your own independent counsel before signing this Agreement.
Acceleration of Equity Award Vesting
4.    You understand and acknowledge that any of your outstanding equity awards will be governed by the terms of the Company’s 2015 Omnibus Incentive Compensation Plan, a copy of which is attached as Exhibit A, and (a) your August 3, 2016 Stock Option Certificate EBITDA and Service Vesting Grant (“2016 Options”), (b) your February 28, 2017 Performance-Based Restricted Stock Unit Award Agreement (“2017 PRSUs”), (c) your February 28, 2017 Service-Based Restricted Stock Unit Agreement (“2017 RSUs”), (d) your February 20, 2018 Performance-Based Restricted Stock Unit Award Agreement (“2018 PRSUs”), (e) your February 20, 2018 Service-Based Restricted Stock Unit Agreement (“2018 RSUs”), (f) your March 6, 2019 Performance-Based Restricted Stock Unit Award Agreement (“2019 PRSUs”), and (g) your March 6, 2019 Service-Based Restricted Stock Unit Award Agreement (“2019 RSUs”), copies of which are attached hereto as Exhibit B (collectively, the “Award Agreements”), except that, notwithstanding anything in the Award Agreements to the contrary, (x) the next tranche of the service-based 2016 Options, (y) the tranche of the performance-based 2016 Options that would vest in 2020, and (z) the next tranche of each of the 2017 PRSUs, 2017 RSUs, 2018 PRSUs, 2018 RSUs, 2019 PRSUs, and 2019 RSUs that would vest if (i) you remained continuously employed by the Company through the applicable vesting date and (ii) if applicable the EBITDA Target (as defined in the applicable Award Agreement) for the current fiscal year was achieved or (B) the Adjusted EBITDA Growth Level (as defined in the applicable Award Agreement) achieved over the prior fiscal year was at least 15%, shall vest, effective as of the Effective Date (defined below) (the “Equity Award Acceleration”) and that, except as expressly set forth in this Paragraph 4, this Agreement does not alter or amend the other terms and conditions of the Award Agreements. For the avoidance of doubt, the following additional optioned shares or restricted stock units would vest, effective as of the Effective Date, in accordance with this Paragraph 4:

2016 Options	2,809
2017 RSUs	1,901
2017 PRSUs	1,901
2018 RSUs	1,249
2018 PRSUs	1,250
2019 RSUs	835
2019 PRSUs	835
By signing this Agreement, you acknowledge and agree that the Equity Award Acceleration is conditioned on you signing and not revoking the valid release of claims against the Company set forth in Paragraph 5, that the Equity Award Acceleration exceeds anything of value to which you are otherwise entitled from the Company, and that you will not seek anything further from any of the Releasees (defined below).
Releases; Representations; Covenant Not to Sue
5.    You, for yourself and successors, assigns, executors and administrators, now and forever hereby release and discharge the Company, together with its respective past and present parents, subsidiaries, and affiliates, together with each of their officers, directors, stockholders, partners, employees, agents, representatives, attorneys (in each case, individually and in their official capacities) and employee benefit plans (and such plans’ fiduciaries, agents, administrators and insurers, individually and in their official capacities), and each of their subsidiaries, affiliates, estates, predecessors, successors, and assigns (collectively, the "Releasees") from any and all rights, claims, charges, actions, causes of action, complaints, sums of money, suits, debts, covenants, contracts, agreements, promises, obligations, damages, demands or liabilities of every kind whatsoever, in law or in equity, whether known or unknown, suspected or unsuspected (collectively, "Claims") which you or your executors, administrators, successors or assigns ever had, now have or may hereafter claim to have by reason of any matter, cause or thing whatsoever: (a) arising from the beginning of time up to the date you sign this Agreement including, but not limited to, any Claims (i) relating in any way to your hiring, employment relationship with, or separation from, the Company or any of the Releasees or (ii) arising under any federal, local or state statute or regulation, including, without limitation state wage and hour laws (to the extent waivable), federal and state whistleblower laws, the Age Discrimination in Employment Act ("ADEA"), Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Lilly Ledbetter Fair Pay Act of 2009, the Equal Pay Act, the Americans with Disabilities Act and ADA Amendments Act of 2008, the Family and Medical Leave Act, the Employee Retirement Income Security Act (excluding COBRA), the Vietnam Era Veterans Readjustment Assistance Act, the Fair Credit Reporting Act, the Occupational Safety and Health Act, the Sarbanes-Oxley Act of 2002, the False Claims Act, the Texas Labor Code, including, without limitation, the Texas Commission on Human Rights Act and the anti-retaliation provisions of the Texas Workers’ Compensation Act, as each may be amended from time to time, any claim or cause of action you may have under any federal or state immigration statute, including without limitation the Immigration & Nationality Act, the Immigration Reform & Control Act and related regulations, and/or any other applicable local, state or federal law, each as amended; (b) relating to your resignation or the termination of your employment relationship with the Company or any of the Releasees; (c) relating to wrongful employment termination or constructive discharge; or (d) arising under or relating to any policy, contract, agreement, understanding or promise, written or oral, formal or informal, between the Company and any of the Releasees and you. This releases all Claims including those of which you are not aware and those not mentioned in this Agreement. You specifically release any and all Claims arising out of your employment with the Company and/or any of its affiliates or termination therefrom, including, without limitation, any and all claims to monetary recovery to which you might be entitled in connection with any potential class action claims that may be filed on behalf of any purported class to which you are a member as a result of your employment with the Company and/or any of its affiliates.
6.    You expressly acknowledge and agree that, by entering into this Agreement, you are releasing and waiving any and all rights or Claims, including claims under the ADEA, which have arisen on or before the date of your execution of this Agreement.
7.    Notwithstanding the foregoing, nothing contained in this Agreement shall in any way release or discharge any Claims you may have (1) for payments or benefits set forth in this Agreement, (2) for indemnification under the charter, by-laws, certificate of incorporation or other governing documents of the Company, insurance policies of or pertaining to the Company, or applicable law, (3) for vested pension or retirement benefits (including, without limitation, 401(k)), or (4) for any other Claims that cannot be waived under applicable law.
8.    You acknowledge and agree that, except as otherwise expressly provided in this Agreement: (a) the Company has fully satisfied any and all obligations whatsoever owed to you arising out of your employment with the Company, and that no further payments or benefits are owed to you by the Company or any of the Releasees; and (b) you have knowingly relinquished, waived and forever released any and all rights to any personal recovery in any action or proceeding that may be commenced on your behalf arising out of the aforesaid employment relationship or the termination thereof, including, without limitation, claims for backpay, front pay, liquidated damages, compensatory damages, general damages, special damages, punitive damages, exemplary damages, costs, expenses and attorneys' fees.
9.    You hereby represent and warrant that (a) you have not filed, caused or permitted to be filed any pending Claims against any of the Releasees, nor have you agreed to do the foregoing, (b) you have not assigned, transferred, sold, encumbered, pledged, hypothecated, mortgaged, distributed, or otherwise disposed of or conveyed to any third party any right or Claim against any of the Releasees that has been released in this Agreement, and (c) you have not directly or indirectly assisted any third party in filing, causing or assisting to be filed, any Claim against any of the Releasees. Except as set forth in Paragraphs 10, 11 and 13 below, you covenant and agree that you shall not encourage or solicit or voluntarily assist or participate in any way in the filing, reporting or prosecution by you or any third party of a proceeding or Claim against any of the Releasees.
10.    You and the Company acknowledge and agree that this Agreement shall not affect the rights and responsibilities of the Equal Employment Opportunity Commission (the "EEOC"), the Securities and Exchange Commission ("SEC"), the Department of Justice ("DOJ") or any similar federal or state agency to enforce applicable laws. You and the Company acknowledge and agree that nothing in this Agreement shall affect any eligibility that you may have to receive a whistleblower award or bounty for information provided to the SEC or any other government agency or official, and further acknowledge and agree that this Agreement shall not be used to justify interfering with your protected right to file a charge, make disclosures or participate in an investigation or proceeding conducted by the EEOC, SEC, DOJ or similar federal or state agency but, to the fullest extent permissible under applicable law, you hereby waive any and all rights to recover under, or by virtue of, any such investigation, hearing or proceeding. Nothing in this Agreement shall affect or be used to interfere with your protected right to test in any court, under the Older Workers’ Benefit Protection Act, or like statute or regulation, the validity of the waiver of rights under the ADEA set forth in this Agreement.
Confidentiality
11.    You acknowledge and agree that during your employment with the Company you have developed, received and had access to confidential communications made for the purpose of facilitating the rendition of professional legal services to the Company and other material covered by the attorney-client, work product and other privileges applicable to licensed attorneys. You hereby acknowledge and agree that you may not disclose and will protect these confidential and privileged communications and materials. You also acknowledge and agree that you are bound and will abide by your January 2, 2019 Executive Severance Plan Participation Agreement (the "Participation Agreement"), a copy of which is attached as Exhibit C. You are hereby notified in accordance with the Defend Trade Secrets Act of 2016 that you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or that is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If you file a lawsuit for retaliation against the Company for reporting a suspected violation of law, you may disclose the Company's trade secrets to your attorney and use the trade secret information in the court proceeding if you file any document containing the trade secret under seal, and do not disclose the trade secret, except pursuant to court order.
12.    You agree that you will not disclose this Agreement or its terms to any person, except (a) to your immediate family, provided that prior to such disclosure, you inform your immediate family that they are also bound by confidentiality and you shall be responsible for any such disclosure by your immediate family; (b) as may be required for obtaining legal or tax advice provided that prior to such disclosure you inform your legal or tax advisor that they are bound by confidentiality and you shall be responsible for any such disclosure by your legal or tax advisor; (c) for the filing of income tax returns; (d) as may be required by law, provided that, except disclosures permitted in Paragraphs 10, 11 and 13, you shall promptly notify the Company prior to making any disclosure required by law so that the Company may seek a protective order or other appropriate remedy; or (e) in any proceeding to enforce this Agreement.
13.    Nothing in this Agreement or in the Participation Agreement shall prevent you from providing truthful and accurate information to any government agency, internal regulating body or as otherwise may be required by applicable law.
Return of Company Property
14.    On or before the Resignation Date, you will return all property in your possession, custody or control that belongs to the Company, including without limitation, keys, credit cards, computers, phone cards and other physical property of the Company, and any of the Company’s documents, reports, files, memorandum, records, software and other media, whether kept in paper or electronic format, and neither you nor anyone acting on your behalf shall maintain copies, duplicates, reproductions or excerpts of any such property.

Voluntary Waiver
15.    You understand and agree that the Company is under no obligation to provide the Equity Award Acceleration provided in Paragraph 4 of this Agreement absent your consent to the terms of this Agreement, and that you are under no obligation to consent to this Agreement.
16.    You acknowledge and agree that (a) you have carefully read and fully understand all of the provisions of this Agreement, and (b) you are entering into this Agreement knowingly, freely and voluntarily in exchange for good and valuable consideration.
17.    You may sign this Agreement on, but not before, the Resignation Date, which you acknowledge is more than twenty-one (21) calendar days from the date you received this Agreement. Once you have signed this Agreement, you shall have seven (7) additional calendar days from the date of execution to revoke your consent to this Agreement. Any such revocation shall be made in writing so as to be received by the Company, prior to the eighth (8th) calendar day following your execution of this Agreement. If no such revocation occurs, this Agreement shall become effective on the eighth (8th) calendar day following your execution of this Agreement (the "Effective Date"). If you revoke your consent or you do not sign this Agreement on the Resignation Date, this Agreement shall be null and void, and the Company shall not be obligated to provide you with the Equity Award Acceleration set forth in Paragraph 4 of this Agreement.
Governing Law; Dispute Resolution
18.    This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas, without reference to its choice of law rules.
19.    No waiver by either party of any breach by the other party of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of any other provision or condition at the time or at any prior or subsequent time. This Agreement and the provisions contained in it shall not be construed or interpreted for or against either party because that party drafted or caused that party's legal representative to draft any of its provisions.
20.    Any claim or controversy arising out of or relating to this Agreement, your employment with or resignation from the Company, or arising out of any other transaction or occurrence with the Releasees, shall be submitted to final and binding arbitration before a single arbitrator with the American Arbitration Association in Dallas County, Texas.
No Admission of Wrongdoing
21.    Nothing contained in this Agreement shall be deemed to constitute an admission or evidence of any wrongdoing or liability by you or by the Company or any of the other Releasees.
Enforceability
22.    If any one or more of the provisions of this Agreement, including the Exhibits hereto, are held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder hereof will not in any way be affected or impaired thereby and any such provision or provisions will be enforced to the fullest extent permitted by law.
Successors and Assigns
23.    This Agreement shall inure to the benefit of and be binding upon the Company and any successor organization that shall succeed to the Company by merger or consolidation or operation of law,

or by acquisition of assets of the Company. This Agreement is personal to you and may not be assigned by you.
Entire Agreement
24.    The terms described in this Agreement, including in the Exhibits hereto, set forth the entire agreement and understanding of the parties and supersede all prior agreements, arrangements and understandings, written or oral, regarding the subject matter of this Agreement, including, without limitation, any employment or similar agreement between you and the Company. You acknowledge and agree that you have not relied, and are not relying, on any prior oral or written statements or representations by the Company or any of the Releasees in entering into this Agreement, and you expressly disclaim any reliance on any prior oral or written statements or representations in entering into this Agreement. Therefore, you understand that you are precluded from bringing any fraud or similar claim against the Company or any of the Releasees associated with any such statements or representations. This Agreement may not be altered or modified other than in a writing signed by you and an authorized representative of the Company.
* * *
Please indicate your agreement to the foregoing terms by signing and dating the Agreement on the Resignation Date in the space provided below. If you decide to revoke your consent to the Agreement, it must be in writing and be received by the Company before the eighth (8th) day after execution of this Agreement.

Very truly yours,
Wingstop Inc.

By: /s/ Charles R. Morrison
President and Chief Executive Officer

AGREED AND ACCEPTED:
Darryl R. Marsch

/s/ Darryl R. Marsch
Date: June 14, 2019